UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 20, 2006
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 South Clark Drive, Tempe, Arizona	85281

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 967-5146

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sales of Equity Securities.

As previously reported on Form 8-K, on April 22, 2005, Amtech Systems, Inc. (the “Company”) completed a private placement of 540,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”).  At the close of business on March 20, 2006, the Company’s common stock, par value $.01 per share (the “Common Stock”), had an average trading price for the thirty trading days ending on that date in excess of $5.50 per share and an average trading volume for such thirty trading days in excess of 20,000 shares per day. Also at that date, a registration statement covering reoffers and resales of Common Stock issuable upon conversion of the Preferred Stock had been effective for such thirty trading days, and the registration statement remains in effect.  As a result, in accordance with its terms, the Preferred Stock automatically converted into 540,000 shares of the Company’s Common Stock at the close of trading on March 20, 2006.  In addition, as permitted under the terms of the Preferred Stock, the Company may, at its option, issue shares of Common Stock on or before April 4, 2006 in satisfaction of dividends in the amount of $73,380.82 that accrued on the Preferred Stock through March 20, 2006.  Accrual of dividends on the Preferred Stock ceased as of that date.  If the Company elects to pay the accrued dividends with Common Stock, the number of shares of Common Stock issued will be calculated by dividing the amount of the accrued dividends by the average trade price of the Common Stock for the ten trading days ending on or about March 27, 2006.”

Item 9.01     Financial Statements and Exhibits.

     None.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: March 23, 2006	By:	/s/ Robert T. Hass

	Name:	Robert T. Hass
	Title:	Vice President-Finance